EXHIBIT 15.1
AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MidAmerican Energy Holdings Company
Des Moines, Iowa
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of MidAmerican Energy Holdings Company and subsidiaries for the three-month periods ended March 31, 2009 and 2008, and have issued our report dated May 8, 2009 (which report included an explanatory paragraph related to the adoption of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”), and for the three-month and six-month periods ended June 30, 2009 and 2008, and have issued our report dated August 7, 2009 (which report included an explanatory paragraph related to the adoption of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”). As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, are incorporated by reference in this Registration Statement.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Des Moines, Iowa
August 12, 2009